                                                                     EXHIBIT 4.4

                                                                  EXECUTION COPY

================================================================================

                              AK STEEL CORPORATION
                  (AK STEEL HOLDING CORPORATION, as Guarantor)

                            ------------------------

                          SECOND SUPPLEMENTAL AGREEMENT

                           Dated as of August 8, 2002

                                  amending the

       Note Purchase Agreements dated as of December 17, 1996, as amended

                            ------------------------

                   Senior Secured Notes, Series A-E, due 2004


================================================================================

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                              AK STEEL CORPORATION
                          AK STEEL HOLDING CORPORATION

                          SECOND SUPPLEMENTAL AGREEMENT


                                                            as of August 8, 2002


                 Re: Senior Secured Notes, Series A-E, due 2004

TO THE SEVERAL NOTEHOLDERS WHOSE
   NAMES APPEAR IN THE ACCEPTANCE
   FORM AT THE END HEREOF

Ladies and Gentlemen:

                  AK STEEL CORPORATION, a Delaware corporation (the "Company"), and AK STEEL HOLDING CORPORATION, a Delaware corporation ("Holding" and, together with the Company, individually an "Obligor" and collectively the "Obligors"), hereby agree with you as follows:

                  SECTION 1. Original Note Purchase Agreements and the Notes; Proposed Amendments. Pursuant to the several Note Purchase Agreements dated as of December 17, 1996 entered into by the Obligors with the institutional investors named in Schedule A thereto, the Company issued and sold $250,000,000 aggregate principal amount of its Senior Secured Notes, Series A-E, due 2004 (the "Notes"), of which Notes in the aggregate principal amount of $187,500,000 remain outstanding on the date hereof. Such Note Purchase Agreements were amended pursuant to the Supplemental Agreement dated as of July 28, 1999 (as so amended, the "Original Note Purchase Agreements"). Unless the context otherwise requires, capitalized terms used herein without definition have the respective meanings ascribed thereto in the Original Note Purchase Agreements.

                  The Obligors propose to amend the Original Note Purchase Agreements as hereinafter set forth (the Original Note Purchase Agreement as so amended are sometimes called the "Amended Note Purchase Agreements"). In connection therewith the Company has also solicited consents from the holders of its 7.875% Senior Notes Due 2009, its 8.875% Senior Notes due 2008 and its 9.00% Senior Notes due 2007 pursuant to separate Consent Solicitation Statements dated July 19, 2002 (the "Other Consent Solicitations").

                  SECTION 2. Representations and Warranties of the Obligors. The Obligors jointly and severally represent and warrant to you as follows:

                  Section 2.1. Organization, Authorization, Etc. Each Obligor is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and has all




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                                       2

requisite power and authority to execute, deliver and perform its obligations under this Second Supplemental Agreement and the Amended Note Purchase Agreements.

                  The execution and delivery of this Second Supplemental Agreement and the performance of this Second Supplemental Agreement and the Amended Note Purchase Agreements have been duly authorized by all necessary action on the part of each Obligor. This Second Supplemental Agreement and the Amended Note Purchase Agreements are legal, valid and binding obligations of the Obligors, enforceable against the Obligors in accordance with their respective terms, except as enforceability may be limited by (a) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights and remedies generally and
(b) general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  Section 2.2. Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by the Obligors of this Second Supplemental Agreement and the Amended Note Purchase Agreements do not and will not (A) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Obligors or any of their respective Subsidiaries under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which the Obligors or any of their respective Subsidiaries is bound or by which the Obligors or any of their respective Subsidiaries or any of their respective properties may be bound or affected, (B) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Obligors or any of their respective Subsidiaries or (C) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Obligors or any of their respective Subsidiaries.

                  Section 2.3. Governmental Authorizations, Etc. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required for the validity of the execution, delivery or performance by either of the Obligors of this Second Supplemental Agreement.

                  Section 2.4. No Default, etc. No Event of Default or Default has occurred and is continuing, and neither Obligor nor any of their respective Subsidiaries is in default (whether or not waived) in the performance or observance of any of the terms, covenants or conditions contained in any instrument evidencing any Indebtedness and there is no pending request by the Obligors (except pursuant to this Second Supplemental Agreement and the Other Consent Solicitations) or any of their respective Subsidiaries for any amendment or waiver in respect of any contemplated or possible default with respect to such Indebtedness and no event has occurred and is continuing which, with notice or lapse of time or both, would become such a default.

                  Section 2.5. No Undisclosed Fees. Neither Obligor has, directly or indirectly, paid or caused to be paid any consideration (as supplemental or additional interest, a fee or otherwise) to any holder of Notes or other Indebtedness in order to induce such holder to enter into this Second Supplemental Agreement or give its consent as requested by the Other Consent

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                                       3

Solicitations or take any other action in connection with the transactions contemplated hereby, nor has either Obligor agreed to make any such payment, except as contemplated by the Other Consent Solicitations and Section 5.6 of this Second Supplemental Agreement.

                  SECTION 3. Representation of the Noteholder. You represent to the Obligors that you are the beneficial owner of Notes of the series and in the aggregate unpaid principal amount or amounts set forth below your name in the acceptance form of this Second Supplemental Agreement.

                  SECTION 4. Amendments of Original Note Purchase Agreements, Etc. The Original Note Purchase Agreements are amended pursuant to Section 18 thereof, as follows:

                  A.      Section 10.4(b) is amended to read as follows:

                          "(b) The Company will not at any time permit
                  Consolidated Debt to exceed 60% of Consolidated
                  Capitalization."

                  B.      Section 10.6(b) is amended

                          (i) by changing "October 1, 1996", appearing twice therein, to read "April 1, 2002", and

                          (ii) by changing clause (i) thereof to read as
                  follows:

                          "(i) the sum of (x) $25,000,000 plus (y) 50% of
                          Adjusted Consolidated Net Income accrued during the period (treated as one accounting period) from April 1, 2002 through the last full fiscal quarter for which quarterly or annual financial statements are available prior to the date of such Restricted Payment (or, in case such Adjusted Consolidated Net Income shall be a deficit, minus 100% of such deficit), plus"

                  C. Section 10.6 is also amended by changing the phrase "on or before December 31, 1998" appearing in the final paragraph thereto to read "during the period from April 1, 2002 to June 30, 2004".

                  D. Schedule B is amended by changing the definitions of "Adjusted Consolidated Net Income" and "Consolidated Net Worth" to read respectively as follows:

                          "'Adjusted Consolidated Net Income' for any period
                  means Consolidated Net Income before

                                 (a) any amounts deducted from gross revenues in
                          determining such Consolidated Net Income on account of special charges, costs and other expenses (including restructuring charges and associated investment banking, legal, accounting, printing and related fees and expenses) recorded by the Company or any of its Subsidiaries (other than Non-Recourse Subsidiaries), and related tax effects, in connection with the

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                                       4

                          merger of Armco Inc. with and into the Company pursuant to an Agreement and Plan of Merger dated as of May 20, 1999, as it may be amended, among Holding, the Company and Armco Inc. and any other merger or other business combination transaction involving the Company or any Subsidiary (other than a Non-Recourse Subsidiary), to the extent that any such charges, costs and other expenses are not permitted under GAAP to be capitalized and amortized over future periods, in each case in respect of which the Company or Holding has delivered to the holders of all Notes, at the time such special charges, costs and other expenses are recorded, an Officer's Certificate setting forth in reasonable detail such special charges, costs and other expenses,

                                 (b) net gains or losses from a fourth quarter
                          (corridor) adjustment (and related tax effects) recognized by the Company or any Subsidiary in accordance with its method of recording unrecognized net actuarial gains and losses in accounting for pensions and other postretirement benefits (provided that if any such fourth quarter adjustment shall occur, the amount of such adjustment (and related tax effects) shall be deferred and amortized equally over a period of 120 months beginning January 1 of the year subsequent to such adjustment), and

                                 (c) any charges (and related tax effects)
                          recorded by the Company or any Subsidiary as a result of the impairment of goodwill under GAAP."

                                     * * * *

                          "'Consolidated Net Worth' means, at any date, the
                  total of the amounts shown on the balance sheet of the Company and its Subsidiaries (other than Non-Recourse Subsidiaries), determined on a consolidated basis in accordance with GAAP, as of the end of the fiscal quarter then most recently ended, as
                  (a) the par or stated value of all outstanding Equity Interests plus (b) paid-in capital or capital surplus relating to such Equity Interests plus (c) any retained earnings or earned surplus plus (d) any non-cash direct charges to shareholder's equity less (i) any accumulated deficit (ii) any amounts attributable to Redeemable Equity Interests, (iii) any amounts attributable to Exchangeable Equity Interests. Solely for the purpose of the calculation of Consolidated Capitalization in Section 10.4(b), Consolidated Net Worth shall exclude (x) net gains or losses from a fourth quarter (corridor) adjustment (and related tax effects) recognized by the Company or any Subsidiary in accordance with its method of recording unrecognized net actuarial gains and losses in accounting for pensions and other postretirement benefits (provided that if any such fourth quarter adjustment shall occur, the amount of such adjustment (and related tax effects) shall be deferred and amortized equally over a period of 120 months beginning January 1 of the year subsequent to such adjustment), and (y) any charges (and related tax effects) recorded by the

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                                       5

         Company or any Subsidiary as a result of the impairment of goodwill under GAAP."

         E. The definition of "Permitted Investments" in Schedule B is also amended:

                 (i)   by deleting "and" at the end of clause (e) thereof,

                 (ii) by replacing the period at the end of clause (f) thereof with "; and", and

                 (ii) by adding a new clause (g) at the end of such definition to read as follows:

                       "(g) Guaranties issued by the Company of up to
                 $50,000,000 aggregate principal amount of Debt at any one time outstanding issued by another Person structured as an unincorporated joint venture, partnership, association or limited liability company (i) in which the Company or any Wholly Owned Guarantor Subsidiary owns at least 50% of the outstanding total voting power of Equity Interests and (ii) that engages only in a business of the type permitted by
                 Section 10.9."

         SECTION 5. Effectiveness of this Second Supplemental Agreement. This Second Supplemental Agreement will become effective on the date (the "Effective Date") on which all of the following conditions precedent shall have been satisfied:

         Section 5.1. Proceedings. All proceedings taken by the Obligors in connection with the transactions contemplated hereby and all documents and papers incident thereto shall be satisfactory to you, and you and your special counsel shall have received all such counterpart originals or certified or other copies of such documents and papers, all in form and substance satisfactory to you, as you or they may reasonably request in connection therewith.

         Section 5.2. Execution of this Second Supplemental Agreement. Counterparts of this Second Supplemental Agreement shall have been executed and delivered by the Obligors and the Required Holders.

         Section 5.3. Representations and Warranties. The representations and warranties of the Obligors contained in Section 2 of this Second Supplemental Agreement shall be true on and as of the Effective Date as though such representations and warranties had been made on and as of the Effective Date, and you shall have received a certificate of a senior financial officer of each Obligor, dated the Effective Date, to such effect.

         Section 5.4. Other Consent Solicitations. The Other Consent Solicitations shall have become effective.

         Section 5.5. Opinion of Counsel. You shall have received an opinion, dated the Effective Date, addressed to you and otherwise satisfactory in scope and substance to you, from Weil, Gotshal & Manges LLP, substantially in the form set forth in Annex A attached hereto,

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                                       6

and covering such other matters incident to the transactions contemplated hereby as you may reasonably request.

         Section 5.6. Payment of Fees. The Company shall have paid (a) to you and each other holder of a Note, by wire transfer as provided in Schedule A to the Original Note Purchase Agreements (or to you in such other manner or to such other address as you shall have specified in writing to the Company at least one Business Day before the Effective Date) an amendment fee equal to 0.25% of the unpaid principal amount of the Notes respectively held by you and such other holder as set forth below your and their names in the acceptance form of this Second Supplemental Agreement, and (b) the fees and disbursements of your special counsel as contemplated by Section 6 of this Second Supplemental Agreement.

         At least one Business Day prior to the date on which the Company proposes to pay the amendment fee pursuant to this Section 5.6, the Company will advise Credit Suisse First Boston ("CSFB") of the date of such anticipated payment and request that CSFB communicate that information (either orally or in any manner contemplated by Section 19 of the Original Note Purchase Agreements) to you and each other holder of a Note, provided that (a) the communication of that information shall not be deemed a condition precedent to the effectiveness of this Second Supplemental Agreement and (b) the failure on the part of the Company to so advise CSFB or CSFB to communicate that information to the holders of the Notes shall not, in either case, be deemed to constitute a breach of this Second Supplemental Agreement or the Amended Note Purchase Agreements for any purpose whatsoever or otherwise give rise to any liability on the part of the Company or CSFB in favor of you or any other holder of the Notes.

         SECTION 6. Expenses. Without limiting the generality of Section 16.1 of the Amended Note Purchase Agreements, the Company agrees, whether or not the transactions contemplated hereby are consummated, to pay the reasonable fees and disbursements of Willkie Farr & Gallagher, your special counsel, for their services rendered in connection with such transactions and with respect to this Second Supplemental Agreement and any other document delivered pursuant to this Second Supplemental Agreement and reimburse you for your reasonable out-of-pocket expenses in connection with the foregoing.

         In furtherance of the foregoing, on the Effective Date the Company will pay or cause to be paid the reasonable fees and disbursements of Willkie Farr & Gallagher which are reflected in the statement of Willkie Farr & Gallagher delivered to the Company prior to the Effective Date. The Company will also pay promptly upon receipt of supplemental statements therefor, reasonable additional fees, if any, and disbursements of Willkie Farr & Gallagher in connection with the transactions contemplated hereby (including disbursements unposted as of the Effective Date).

         SECTION 7. Ratification. Except as amended hereby, the Original Note Purchase Agreements are in all respects ratified and confirmed and the provisions thereof shall remain in full force and effect.




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                                       7

         SECTION 8. Counterparts. This Second Supplemental Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         SECTION 9. Governing Law. This Second Supplemental Agreement shall be governed by and construed in accordance with the laws of the State of New York.




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                                       8

         If you are in agreement with the foregoing, please sign the form of acceptance in the space below provided, whereupon this Second Supplemental Agreement shall become a binding agreement between you and the Company and Holding, subject to becoming effective as hereinabove provided.

                                     AK STEEL CORPORATION


                                     By /s/ James L. Wainscott
                                        ------------------------------
                                        Title: Chief Financial Officer


                                     AK STEEL HOLDING CORPORATION


                                     By /s/ James L. Wainscott
                                        ------------------------------
                                        Title: Chief Financial Officer

ACCEPTED AND AGREED:

NOTEHOLDERS:


TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA


By /s/ Steve Brausa
   ------------------------------
   Title: Group Managing Director

Principal Amount of Notes Held: $37,500,000 (Series A)
Principal Amount of Notes Held: $37,500,000 (Series E)


MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY
By: David L. Babson & Company Inc. as Investment Adviser


By /s/ Emeka O. Onukwughe
   ------------------------
   Title: Managing Director

Principal Amount of Notes Held: $7,406,250 (Series B)
Principal Amount of Notes Held: $7,406,250 (Series E)



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                                       9

CM LIFE INSURANCE COMPANY
By: David L. Babson & Company Inc. as Investment Sub-Adviser


By  /s/ Emeka O. Omukwughe
    -------------------------------
    Title: Managing Director

Principal Amount of Notes Held: $843,750 (Series B)
Principal Amount of Notes Held: $843,750 (Series E)


LIFE INSURANCE COMPANY OF GEORGIA

By  ING INVESTMENT MANAGEMENT LLC, ITS AGENT


    By /s/ James V. Wittich
    -------------------------------
       Title: Senior Vice President

Principal Amount of Notes Held: $1,875,000 (Series A)
Principal Amount of Notes Held: $1,875,000 (Series D)


SOUTHLAND LIFE INSURANCE COMPANY

By  ING INVESTMENT MANAGEMENT LLC, ITS AGENT


    By /s/ James V. Wittich
    -------------------------------
       Title: Senior Vice President

Principal Amount of Notes Held: $1,875,000 (Series A)
Principal Amount of Notes Held: $1,875,000 (Series D)


SECURITY LIFE OF DENVER INSURANCE COMPANY

By  ING INVESTMENT MANAGEMENT LLC, ITS AGENT


    By /s/ James V. Wittich
    -------------------------------
       Title: Senior Vice President

Principal Amount of Notes Held: $1,875,000 (Series A)
Principal Amount of Notes Held $2,250,000 (Series C)
Principal Amount of Notes Held: $1,875,000 (Series D)
Principal Amount of Notes Held: $4,500,000 (Series E)



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                                       10

THE VARIABLE ANNUITY LIFE INSURANCE COMPANY
By: AIG Global Investment Corp., investment adviser


By  /s/ Sam W. Tillinghast
    ---------------------------
    Title: Managing Director

Principal Amount of Notes Held: $1,875,000 (Series C)
Principal Amount of Notes Held: $9,375,000 (Series E)


THE FRANKLIN LIFE INSURANCE COMPANY
By: AIG Global Investment Corp., investment adviser


By  /s/ Sam W. Tillinghast
    ---------------------------
    Title: Managing Director

Principal Amount of Notes Held: $7,500,000 (Series C)


ALLSTATE LIFE INSURANCE COMPANY

By  /s/ Robert B. Bodett
    ---------------------------
    Title: Authorized Signatory


By  /s/ Donald A. Mendel
    ---------------------------
    Title: Authorized Signatory


Principal Amount of Notes Held: $__________ (Series E) ($11,250,000)


JOHN HANCOCK LIFE INSURANCE COMPANY


By  /s/ Stacey Agretelis
    ---------------------------
    Title: Director

Principal Amount of Notes Held $9,375,000 (Series A)
Principal Amount of Notes Held: $12,375,000 (Series E)



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                                       11

PRINCIPAL LIFE INSURANCE COMPANY
By: Principal Capital Management, LLC,
a Delaware limited liability company, its authorized signatory


By  /s/ Ken Hovey
    ----------------------------
    Title:


By  /s/ Jon Heiny
    ----------------------------
    Title:

Principal Amount of Notes Held: $7,500,000 (Series A)
Principal Amount of Notes Held: $6,000,000 (Series E)

USG ANNUITY & LIFE COMPANY
By  ING INVESTMENT MANAGEMENT LLC, ITS AGENT


By  /s/ James V. Wittich
    ----------------------------
    Title: Senior Vice President

Principal Amount of Notes Held: $1,500,000 (Series E)


EQUITABLE LIFE INSURANCE COMPANY OF IOWA
By  ING INVESTMENT MANAGEMENT LLC, ITS AGENT


By  /s/ James V. Wittich
    ----------------------------
    Title: Senior Vice President

Principal Amount of Notes Held: $750,000 (Series E)




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                                       12

METROPOLITAN LIFE INSURANCE COMPANY


By  /s/ C. Scott Inglis
    ---------------------
    Title:

Principal Amount of Notes Held: $1,125,000 (Series B)
Principal Amount of Notes Held: $3,375,000 (Series C)
Principal Amount of Notes Held: $6,000,000 (Series B)

                                     ANNEX A
                       (to Second Supplemental Agreement)

                       OPINION OF COUNSEL FOR THE COMPANY

          The following opinions are to be provided by counsel for the Company, subject to customary assumptions, limitations and qualifications. All capitalized terms used herein without definition shall have the meanings ascribed thereto in the Second Supplemental Agreement.

          1. Each Obligor is a corporation validly existing under the laws of the State of Delaware and has all requisite power and authority to execute and deliver the Second Supplemental Agreement and to perform the provisions thereof.

          2. The Second Supplemental Agreement has been duly authorized, executed and delivered by the Obligors and constitutes a legal, valid and binding agreement of the Obligors, enforceable against the Obligors in accordance with its terms.

          3. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Body is required on the part of either Obligor for the validity of the execution and delivery or for the performance by the Company of the Second Supplemental Agreement, except for federal and state securities or blue sky laws, as to which we express no opinion, and those already obtained.

          4. The consummation of the transactions contemplated by the Second Supplemental Agreement and the performance of the terms and provisions of the Second Supplemental Agreement do not and will not (i) conflict with the Certificate of Incorporation or by-laws of either Obligor or their respective Subsidiaries, (ii) result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of either Obligor or their respective Subsidiaries under, any material indenture, mortgage, deed of trust, bank loan or credit agreement, or other material agreement or instrument known to us, after due inquiry, to which either Obligor or their respective Subsidiaries is a party or by which either Obligor or their respective Subsidiaries or any of their respective properties may be bound or affected, or (iii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to either Obligor or their respective Subsidiaries and known to us or violate any provision of any law, statute, rule or regulation of any Governmental Authority applicable to either Obligor or their respective Subsidiaries.

                                     * * * *

          This opinion is given solely for your benefit, and for the benefit of the institutional investor holders from time to time of the Notes held by you, in connection with the transactions contemplated by the Second Supplemental Agreement, and may not be relied upon by any other person for any purpose without our prior written consent.